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                                   EXHIBIT 11

                          E.SPIRE COMMUNICATIONS, INC.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     For the years ended
                                                                 ===========================  For the six
                                                                                              months ended     For the
                                                                  December 31,  December 31,  December 31,   year ended
                           NET LOSS                                   1998          1997          1996        June 30,
                                                                                                                1996
                           --------                               ------------  ------------  ------------  ------------

  1    Net Loss                                                   $(163,079)    $(115,016)    $  (34,917)   $  (26,782)

  2    Less: Preferred Stock Accretion                               36,080        11,630          2,004         3,871
                                                                  ------------  ------------  ------------  ------------

  3    Net Loss to Common Stockholders                             (199,159)     (126,646)       (36,921)      (30,653)

  4    Add: Convertible Preferred Dividends Saved                         0             0          2,004         3,871
                                                                  ------------  ------------  ------------  ------------

  5    Net Loss to Common Stockholders, Dilutive Basis            $(199,159)    $(126,646)    $  (34,917)   $  (26,782)
                                                                  ============  ============  ============  ============


                     AVERAGE SHARES OUTSTANDING
                     --------------------------

  6    Weighted Average Number of
         Common Shares Outstanding                                44,751,690    27,233,642      6,733,759     6,185,459

  7    Net additional shares assuming stock
         options and warrants exercised and
         proceeds used to purchase treasury stock                 10,040,034    7,147,462       7,391,964     6,317,067

       Additional shares assuming conversion
         of preferred shares                                               0            0       17,377,275   17,377,275
                                                                  ------------  ------------  ------------  ------------

  8    Weighted average number of common and
         common equivalent shares outstanding                     54,791,724    34,381,104      31,502,998   29,879,801
                                                                  ============  ============  ============  ============


                          PER SHARE AMOUNTS
                          -----------------

  9    Basic Earnings per Share (3/6)                             $   (4.45)    $   (4.65)    $     (5.48)  $    (4.96)
                                                                  ============  ============  ============  ============

 10    Diluted Earnings per Share -
           Antidilutive (5/8)                                     $   (3.63)    $   (3.68)    $     (1.11)  $    (0.90)
                                                                  ============  ============  ============  ============